Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

WASHINGTON, D.C. – March 2, 2017 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced its results of operations for the quarter and full year ended December 31, 2016.

Highlights for the Quarter Ended December 31, 2016:

•	Net income of $1.5 million, or $0.03 per share on a fully diluted basis
•	FFO of $13.9 million, or $0.31 per share on a fully diluted basis
•	FFO, as Adjusted of $13.3 million, or $0.30 per share on a fully diluted basis
•	Acquired a Federal Bureau of Investigation (FBI) field office in Albany, NY, and a Federal Bankruptcy Courthouse located in South Bend, IN
•	Settled forward sales agreements by issuing an aggregate of 1,500,000 shares of common stock in exchange for approximately $27.0 million of gross proceeds
•	Portfolio occupancy at 100%

Highlights for the Year Ended December 31, 2016:

•	Net income of $4.7 million, or $0.11 per share on a fully diluted basis
•	FFO of $51.4 million, or $1.21 per share on a fully diluted basis
•	FFO, as Adjusted of $49.6 million, or $1.17 per share on a fully diluted basis
•	Completed 7 accretive acquisitions with an aggregate purchase price of $157 million
•

Acquired two Federal Bureau of Investigation (FBI) field offices in Birmingham, AL and Albany, NY, a Drug Enforcement Administration (DEA) facility in Birmingham, AL, an Immigration and Customs Enforcement (ICE) facility in Albuquerque, NM, a National Park Service (NPS) facility in Omaha, NE, an Environmental Protection Agency (EPA) laboratory in Kansas City, KS, and a Federal Bankruptcy Courthouse in South Bend, IN

•

Awarded the lease for the development of a Food and Drug Administration (FDA) laboratory in Alameda, CA which, upon completion, will be leased to the General Services Administration (GSA) for a 20-year term

•	Issued approximately 6.2 million shares of common stock for approximately $111.9 million of gross proceeds in the Company’s first public offering since its IPO
•

Entered into a $100 million unsecured delayed draw term loan and two forward-starting interest rate swap agreements to effectively fix the interest rate on future draw-downs at 3.12% annually based on the Company’s current leverage ratio

•	Leverage at year end of 23.8% on the basis of net debt to total enterprise value

“Easterly Government Properties is pleased to have completed another successful year as a public company, marked by very strong fourth quarter and full year 2016 results,” said William C. Trimble III, President and Chief Executive Officer of Easterly Government Properties, Inc. “We continue to season as a public REIT and have provided our shareholders with solid growth since our IPO through the expansion of our focused, mission-critical portfolio: In 2015 and 2016 we gave guidance that Easterly would complete $75 - $125 million in acquisitions annually and we exceeded that with $171 million in 2015 and $157 million in 2016. Our acquisitions to date have met our target acquisition metrics and have been accretive. As we conclude our second successful year as a public company, we have stated $150 - $200 million as an acquisition goal for 2017 and fully expect Easterly to continue to deliver.”

Financial Results for the Quarter Ended December 31, 2016

Net income of $1.5 million, or $0.03 per share on a fully diluted basis

FFO of $13.9 million, or $0.31 per share on a fully diluted basis

FFO, as Adjusted of $13.3 million, or $0.30 per share on a fully diluted basis

CAD of $11.7 million

Financial Results for the Full Year Ended December 31, 2016

Net income of $4.7 million, or $0.11 per share on a fully diluted basis

FFO of $51.4 million, or $1.21 per share on a fully diluted basis

FFO, as Adjusted of $49.6 million, or $1.17 per share on a fully diluted basis

CAD of $43.7 million

“Easterly continues to hone its definable edge in sourcing, underwriting and servicing assets that are leased to the U.S. Federal Government,” said Darrell Crate, Chairman of Easterly Government Properties, Inc. “We believe by aligning ourselves with the highest quality properties and prudently managing our capital we are well positioned to continue to add meaningful value to shareholders over time.”

Portfolio Operations

As of December 31, 2016, the Company wholly owned 43 operating properties in the United States, encompassing approximately 3.1 million square feet in the aggregate, including 40 operating properties that were leased primarily to U.S. Government tenant agencies and three operating properties that were entirely leased to private tenants. As of December 31, 2016, the portfolio had an average age of 12.7 years, was 100% occupied, and had a weighted average remaining lease term of 5.9 years.  With approximately 15.7% of leases based on square footage, or 16.6% based on total annualized lease income scheduled to expire before 2019, Easterly expects to continue to provide a highly visible and stable cash-flow stream.

Acquisitions

In 2016, the Company acquired 7 properties with an aggregate purchase price of $157 million.

On February 17, 2016, Easterly acquired an Immigration and Customs Enforcement (ICE) building in Albuquerque, NM.  The 71,100 square foot building is a 24/7 facility and houses both the Homeland Security Investigation and the Enforcement and Removal Operations directorates. The build-to-suit facility was completed in 2011 and is fully leased to the GSA until 2027.

On May 19, 2016, Easterly acquired a National Park Service (NPS) building in Omaha, NE. The 62,772 square foot property serves as the Midwest Regional Headquarters for the NPS and includes a visitor center for the Lewis and Clark National Historic Trail. The build-to-suit LEED Gold building was completed in 2004 and is fully leased to the GSA until 2024.

On July 1, 2016, Easterly acquired a 96,278 square foot Federal Bureau of Investigation (FBI) building in Birmingham, AL.  This building, which was part of a portfolio acquisition, houses one of 56 field offices of the FBI and has a geographic reach which spans 31 counties in the northern part of the state. The build-to-suit facility was constructed in 2005 and has a number of security upgrades, including security fencing and vehicle barriers. The facility is fully leased to the GSA until 2020.

On July 1, 2016, Easterly acquired a 35,616 square foot Drug Enforcement Administration (DEA) building in Birmingham, AL. This building, which was part of a portfolio acquisition, houses one of three DEA district offices with the New Orleans Division, which encompasses four states, and is responsible for the oversight of one satellite resident office in Alabama. The build-to-suit property includes 90 foot setbacks, holding cells, and anti-climb perimeter fencing. The building, constructed in 2005, is 100% leased to the GSA until 2020.

On July 1, 2016, Easterly acquired a 71,979 square foot Environmental Protection Agency (EPA) laboratory in Kansas City, KS. This building, which was part of a portfolio acquisition, serves as the Region 7 Science and Technology Center, a special purpose laboratory where EPA scientists perform chemical and biological analyses. The LEED Gold build-to-suit laboratory was completed in 2003 and is 100% leased to the GSA until 2023.

On November 22, 2016, Easterly acquired a 98,184 square foot Federal Bureau of Investigation (FBI) building in Albany, NY. This building, which was part of a portfolio acquisition, serves as one of the 56 field offices of the FBI and has a geographic reach which spans 32 counties in upstate New York and 14 counties in Vermont. The build-to-suit property, constructed in 1998, has seen a number of security improvements, including reinforced security fencing and hydraulic vehicle barricades, blast resistant envelope and window features, and intrusion detection systems. The property is 100% leased to the GSA until 2018.

On December 23, 2016, Easterly acquired the 30,119 square foot Robert K. Rodibaugh United States Bankruptcy Courthouse in South Bend, IN. The courthouse serves the Northern District of Indiana and is responsible for handling bankruptcy cases throughout 11 counties. The property was originally constructed in 1996 and underwent a renovation in 2011 featuring a number of modifications, including bullet proof-glazed windows, wood paneling, enhanced chamber ceiling heights and two passenger elevators. The building is 100% leased to the GSA until 2027.

Development

On June 18, 2016, Easterly was awarded the lease for a 65,810 square foot Food and Drug Administration (FDA) laboratory in Alameda, CA. The FDA currently operates 13 field laboratories, located strategically throughout the country. The FDA - Alameda laboratory will become the newest laboratory in the FDA’s portfolio and, upon completion, will be leased to the GSA for a 20-year term.

Balance Sheet

As of December 31, 2016, the Company had total indebtedness of $292.5 million comprised of $212.2 million on its unsecured revolving credit facility and $80.4 million of mortgage debt (excluding unamortized premiums and discounts). At December 31, 2016, Easterly had net debt to total enterprise value of 23.8% and a net debt to annualized quarterly EBITDA ratio of 4.5x. Easterly’s outstanding debt had a weighted average maturity of 4.4 years and a weighted average interest rate of 2.6%.

On September 29, 2016 the Company entered into a $100 million unsecured delayed draw term loan which was undrawn as of December 31, 2016.  In October, 2016 the Company entered into two forward-starting interest rate swaps to effectively fix the interest rate on future draw-downs of the term loan at 3.12% annually based on the Company’s current leverage ratio.  As of December 31, 2016, on a pro forma basis, fully drawing the term loan and repaying a portion of the borrowings on the Company’s revolving credit facility, would extend the Company’s weighted average debt maturity to 6.0 years, in line with its weighted average remaining lease term, and would result in a weighted average interest rate of 2.9%.  Additionally, the Company’s total debt would be 56% fixed and 44% variable, after such pro forma adjustments.

Dividend

On February 23, 2017 the Board of Directors of Easterly approved a cash dividend for the fourth quarter of 2016 in the amount of $0.24 per common share. The dividend will be payable March 22, 2017 to shareholders of record on March 7, 2017.

Subsequent Events

On February 3, 2017 the Company acquired a 75,000 square foot Occupational Safety and Health Administration (OSHA) laboratory located in Sandy, Utah. The build-to-suit facility was constructed in 2003 and is 100% leased to the GSA, under a 20-year initial lease, until 2024.  The lease includes two five-year renewal options with fixed rental increases, that, if exercised, would carry the lease term to 2034.

Outlook for 2017

The Company’s financial guidance including the impact from all announced and completed acquisitions as well as assumptions for future acquisitions based on management’s expectations, for the 12 months ending December 31, 2017, is as follows:

Outlook for the 12 Months Ending December 31, 2017

	Low	High
Net income (loss) per share – fully diluted basis	$0.21	0.25
Plus: real estate depreciation and amortization	$1.03	1.03
FFO per share – fully diluted basis	$1.24	1.28

This guidance assumes our previously stated range of $150 - $200 million of acquisitions in 2017, including the recently announced OSHA - Sandy acquisition, and does not contemplate any dispositions. This guidance is forward-looking and reflects management's view of current and future market conditions. The Company's actual results may differ materially from this guidance.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. Additional detail can be found in the Company’s most recent annual report on Form 10-K, as well as other documents filed with or furnished to the SEC from time to time.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current NAREIT definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items and nonrecurring expenditures. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

EBITDA is calculated as the sum of net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not indicative of operating income or cash provided by operating activities as determined under GAAP. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined by NAREIT as net income (loss), calculated in accordance with GAAP, excluding gains or losses from sales of property and impairment losses on depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Funds From Operations, as Adjusted (FFO, as Adjusted) adjusts FFO to present an alternative measure of our operating performance, which, when applicable, excludes the impact of acquisition costs, straight-line rent, above-/below-market leases, non-cash interest expense and non-cash compensation. By excluding income and expense items such as straight-line rent, above-/below-market leases, non-cash interest expense and non-cash compensation from FFO, as Adjusted, the Company believes it provides useful information as these items have no cash impact. In addition, by excluding acquisition related costs the Company believes FFO, as Adjusted provides useful information that is comparable across periods and more accurately reflects the operating performance of the Company’s properties.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock units, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP. Fully diluted basis does not include outstanding LTIP units in the Company’s operating partnership that are subject to performance criteria that have not yet been met.

Conference Call Information

The Company will host a webcast and conference call at 10:00 a.m. Eastern Standard time on March 2, 2017 to review the fourth quarter and full year 2016 performance, discuss recent events and conduct a question-and-answer session. The number to call is 1-877-705-6003 (domestic) and 1-201-493-6725 (international). A live webcast will be available in the Investor Relations section of the Company’s website.  A replay of the conference call will be available through March 16, 2016 by dialing 844-512-2921 (domestic) and 412-317-6671 (international) and entering the passcode 13654585.  Please note that the full text of the press release and supplemental information package are available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased primarily through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and FFO per share on a fully diluted basis.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues; risks associated with ownership and development of real estate; decreased rental rates or increased vacancy rates; loss of key personnel; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or to yield anticipated results; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2016, to be filed with the Securities and Exchange Commission on or about March 2, 2017.  In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.  We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(In thousands, except share amounts)

	December 31, 2016	December 31, 2015
Assets
Real estate properties, net	$901,066	$772,007
Cash and cash equivalents	4,845	8,176
Restricted cash	1,646	1,736
Deposits on acquisitions	1,750	-
Rents receivable	8,544	6,347
Accounts receivable	5,823	2,920
Deferred financing, net	2,787	2,767
Intangible assets, net	113,795	116,585
Interest rate swap	3,785	-
Prepaid expenses and other assets	1,422	1,509
Total assets	$1,045,463	$912,047

Liabilities
Revolving credit facility	212,167	154,417
Mortgage notes payable, net	80,806	83,785
Intangible liabilities, net	41,840	44,605
Accounts payable and accrued liabilities	13,784	9,346
Total liabilities	348,597	292,153

Equity
Common stock, par value $0.01, 200,000,000 shares authorized,
36,874,810 and 24,168,379 shares issued and outstanding at December 31, 2016 and December 31,2015, respectively.	369	241
Additional paid-in capital	596,971	391,767
Retained (deficit)	1,721	(1,694)
Cumulative dividends	(42,794)	(13,051)
Accumulated other comprehensive income	3,038	-
Total stockholders' equity	559,305	377,263
Non-controlling interest in Operating Partnership	137,561	242,631
Total equity	696,866	619,894
Total liabilities and equity	$1,045,463	$912,047

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015 (pro forma)
Revenues
Rental income	$24,844	$19,886	$93,364	$72,728
Tenant reimbursements	3,631	2,196	10,647	6,883
Other income	276	92	607	212
Total revenues	28,751	22,174	104,618	79,823

Operating Expenses
Property operating	6,352	4,214	21,078	14,743
Real estate taxes	2,663	2,289	9,896	7,786
Depreciation and amortization	12,469	10,166	46,643	37,662
Acquisition costs	459	1,017	1,798	1,670
Corporate general and administrative	3,135	2,705	12,289	8,941
Total expenses	25,078	20,391	91,704	70,802
Operating income	3,673	1,783	12,914	9,021

Other (expenses)
Interest expense, net	(2,210)	(1,610)	(8,177)	(5,559)
Net income	1,463	173	4,737	3,462

Non-controlling interest in Operating Partnership	(317)	(68)	(1,322)	(1,355)
Net income available to Easterly Government
Properties, Inc.	$1,146	$105	$3,415	$2,107

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.03	$0.00	$0.11
Diluted	$0.03	$0.00	$0.10

Weighted-average common shares outstanding:
Basic	35,864,168	24,141,712	30,645,279
Diluted	37,628,572	25,604,773	32,372,538

Net income, per share - fully diluted basis	$0.03	$0.00	$0.11	$0.09

Weighted average common shares outstanding -
fully diluted basis	44,968,730	39,709,101	42,539,017	39,701,784

EBITDA, FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015 (pro forma)
Net income	$1,463	$173	$4,737	$3,462
Depreciation and amortization	12,469	10,166	46,643	37,662
Interest expense	2,210	1,610	8,177	5,559
EBITDA	$16,142	$11,949	$59,557	$46,683

Net income	$1,463	$173	4,737	$3,462
Depreciation and amortization	12,469	10,166	46,643	37,662
Funds From Operations (FFO)	$13,932	$10,339	$51,380	$41,124
Adjustments to FFO:
Acquisition costs	459	1,017	1,798	1,670
Straight-line rent	(91)	(52)	(108)	(249)
Above-/below-market leases	(1,928)	(1,507)	(7,153)	(5,431)
Non-cash interest expense	229	194	814	762
Non-cash compensation	741	692	2,905	1,913
Funds From Operations, as Adjusted	$13,342	$10,683	$49,636	$39,789

FFO, per share - fully diluted basis	$0.31	$0.26	$1.21	$1.04
FFO, as Adjusted, per share - fully diluted basis	$0.30	$0.27	$1.17	$1.00

Funds From Operations, as Adjusted	$13,342	$10,683	49,636	$39,789
Acquisition costs	(459)	(1,017)	(1,798)	(1,670)
Principal amortization	(726)	(650)	(2,857)	(2,442)
Maintenance capital expenditures	(369)	(98)	(1,150)	(373)
Contractual tenant improvements	(107)	(85)	(138)	(135)
Cash Available for Distribution (CAD)	$11,681	$8,833	$43,693	$35,169

Weighted average common shares outstanding -
fully diluted basis	44,968,730	39,709,101	42,539,017	39,701,784